January 2025

Preliminary Pricing Supplement No. 5,898

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 13, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the Russell 2000® Index

￭The notes offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the average ending level of the underlying index is greater than the starting level, investors will receive the principal amount plus a positive return equal to at least 105% (to be determined on the pricing date) of the percentage increase in the level of the underlying index from the starting level to the average ending level.

￭If the average ending level of the underlying index is less than or equal to the starting level, investors will receive the principal amount but will not receive any positive return on their investment.

￭Average ending level of the underlying index based on the average of closing levels of the underlying index on the specified dates occurring quarterly during the term of the notes.

￭Repayment of principal at maturity, subject to our creditworthiness

￭The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for upside exposure of performance of the underlying index.

￭The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index.

The current estimated value of the notes is approximately $946.60 per note, or within $45.00 of that estimate. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Notes” on page 3.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the notes are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per note	$1,000	$38.25	$961.75
Total	$	$	$

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $38.25 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $27.50 per note, and WFA may receive a distribution expense fee of $0.75 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated November 16, 2023
Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	February 2, 2029†, subject to postponement if the final calculation day is postponed*
Market measure:	Russell 2000® Index (the “underlying index”)
Underlying index publisher:	FTSE Russell or any successor thereof
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

●If the average ending level is greater than the starting level:

$1,000 plus:

or

●If the average ending level is less than or equal to the starting level:

$1,000

Average index return:	The “average index return” is the percentage change from the starting level to the average ending level, measured as follows: average ending level – starting level starting level
Starting level:	, which is the closing level of the underlying index on the pricing date
Average ending level:	The “average ending level” will be the arithmetic average of the closing level of the underlying index on the calculation days
Calculation days:

Quarterly, on the 30th of each January, April, July and October, commencing April 2025 and ending October, 2028, and the final calculation day, each subject to postponement. We refer to January 30, 2029 as the “final calculation day.” **†

Upside participation rate:	The “upside participation rate” will be determined on the pricing date and will be at least 105%.
Principal amount:	$1,000 per note. References in this document to a “note” are to a note with a principal amount of $1,000.
Pricing date:	January 31, 2025†
Original issue date:	February 5, 2025† (3 business days after the pricing date)
CUSIP / ISIN:	61777R4Z3 / US61777R4Z33
Listing:	The notes will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation days and maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

* Subject to postponement pursuant to “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

** Subject to postponement pursuant to “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement.

January 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Estimated Value of the Notes

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date will be approximately $946.60, or within $45.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside participation rate, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

January 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Investor Considerations

The Notes Linked to the Russell 2000® Index due February 2, 2029 (the “notes”) can be used:

￭As an alternative to direct exposure to the underlying index that provides returns for the average positive performance of the underlying index, where the average ending level is based on the average of the closing levels of the underlying index on specified dates occurring quarterly during the term of the notes

￭To achieve similar levels of upside exposure to the underlying index as a direct investment

The notes are not designed for, and may not be an appropriate investment for, investors who:

￭Do not understand that if the average ending level of the underlying index is not greater than the starting level, they will not receive any positive return on their investment in the notes

￭Seek a liquid investment or are unable or unwilling to hold the notes to maturity

￭Are unwilling to accept the risk that the average ending level of the underlying index may be less than or equal to the starting level, in which case investors will receive only the principal amount of the notes at maturity

￭Seek exposure to the upside performance of the underlying index as measured solely from the pricing date to a date near stated maturity

￭Seek current income from their investments

￭Seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the notes. For more information about the underlying index, please see the section titled “Russell 2000® Index” below.

January 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

January 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the notes based on the following terms:

Principal amount:	$1,000 per note
Hypothetical upside participation rate:	105%. The actual upside participation rate will be determined on the pricing date.

Notes Payoff Diagram

The underlying index
The notes
$1,000
Principal amount
Maturity payment amount per note
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
Percentage change from the starting level to the average ending level

January 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the underlying index relative to the starting level. We cannot predict the average ending level on the calculation days. In order to more clearly present the hypothetical movements of the underlying index, the graphs accompanying the hypothetical calculations use different scales for the closing level on the vertical axis. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying index. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term:	Approximately 4 years
Hypothetical starting level:	100.00
Hypothetical upside participation rate:	105% of the principal amount

* The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and upside participation rate will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the underlying index, see the historical information set forth herein.

Example 1—The level of the underlying index generally increases earlier in the term of the notes and decreases later in the term of the notes, and the maturity payment amount is greater than the principal amount.

Russell 2000® Index
Hypothetical starting level:	100.00
Hypothetical average ending level:	115.00
Hypothetical average index return	15%

Because the hypothetical average ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus a positive return equal to:

(i)$1,000 × average index return × upside participation rate
$1,000 × 15% × 105%
= $157.50

January 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

On the maturity date, you would receive the maturity payment amount equal to $1,157.50 per $1,000 principal amount of notes, resulting in a total return on the notes of 15.75%.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing level of the underlying index on a date near maturity. In this scenario, the closing level of the underlying index increases early in the term of the notes, remains consistently above the starting level for a significant period of time and then decreases to a level below the average ending level near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

Example 2—The level of the underlying index generally appreciates over the term of the notes, and the maturity payment amount is greater than the principal amount.

Russell 2000® Index
Hypothetical starting level:	100.00
Hypothetical average ending level:	140.00
Hypothetical average index return:	40%

Because the hypothetical average ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus a positive return equal:

(i)$1,000 × average index return × upside participation rate
$1,000 × 40% × 105%
= $420

On the maturity date, you would receive the maturity payment amount equal to $1,420 per $1,000 principal amount of notes.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the underlying index on a date near maturity. In this scenario, the closing level of the underlying index steadily increases over the term of the notes, resulting in a closing level near maturity that is greater than the average ending level.

January 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Example 3—The level of the underlying index generally decreases earlier in the term of the notes and appreciates later in the term of the notes, and the maturity payment amount is equal to the principal amount.

Russell 2000® Index
Hypothetical starting level:	100.00
Hypothetical average ending level:	95.00
Hypothetical average index return:	-5%

Because the hypothetical average ending level is less than or equal to the hypothetical starting level, the maturity payment amount would equal the principal amount, and you would not receive any positive return:

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates a scenario in which the averaging feature results in no positive return at maturity, even though the closing level of the underlying index on a date near maturity is greater than the starting level. In this scenario, the closing level of the underlying index decreases early in the term of the notes, remains consistently below the starting level for a significant period of time and then increases later in the term of the notes.

Example 4—The level of the underlying index generally decreases over the term of the notes, and the maturity payment amount is equal to the principal amount.

January 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Russell 2000® Index
Hypothetical starting level:	100.00
Hypothetical average ending level:	50.00
Hypothetical average index return:	-50%

Because the hypothetical average ending level is less than the hypothetical starting level, the maturity payment amount per note would equal the principal amount and you would not receive any positive return.

On the stated maturity date, you would receive $1,000.00 per note.

January 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Principal Amount of Notes.

Performance of the Underlying Index*		Performance of the Notes(1)
Average Ending Level	Average Index Return	Maturity Payment Amount	Return on Notes(2)
250.00	150.00%	$2,575.00	157.50%
200.00	100.00%	$2,050.00	105.00%
190.00	90.00%	$1,945.00	94.50%
180.00	80.00%	$1,840.00	84.00%
170.00	70.00%	$1,735.00	73.50%
160.00	60.00%	$1,630.00	63.00%
150.00	50.00%	$1,525.00	52.50%
140.00	40.00%	$1,420.00	42.00%
130.00	30.00%	$1,315.00	31.50%
120.00	20.00%	$1,210.00	21.00%
110.00	10.00%	$1,105.00	10.50%
105.00	5.00%	$1,052.50	5.25%
100.00(3)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

*The underlying index excludes cash dividend payments on stocks included in the underlying index.

(1) Assumes an upside participation rate of 105% of the principal amount.

(2) The “Return on Notes” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 principal amount of notes to the purchase price of $1,000 per note.

(3) The hypothetical starting level

January 2025 Page 11

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭You may not receive any positive return on the notes. The notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the average performance of the underlying index. As the notes do not pay any interest, if the average performance of the underlying index does not appreciate, you will not receive any positive return on your investment in the notes. Although the notes provide for the repayment of the principal amount at maturity (subject to our credit risk), regardless of the performance of the underlying index, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive an average positive return on the notes. This is because inflation may cause the real value of the principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security from us or another issuer with a similar credit rating with the same stated maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

￭The potential for a positive return on the notes at maturity is based on the average performance of the underlying index during the term of the notes, which may be less favorable than the performance of the underlying index as measured from its starting level to its level at or near maturity. The potential for a positive return on the notes at maturity is based on the average ending level, which will be calculated by reference to an average of the levels of the underlying index on calculation days occurring quarterly over the term of the notes. The average ending level, as so calculated, may be less than the level of the underlying index at or near maturity. If the average ending level is less than the level of the underlying index at or near maturity, the average performance of the underlying index that is measured for purposes of the notes will be less favorable than the performance of the underlying index as measured from its starting level to its level at or near maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the underlying index and, therefore, may underperform the return that would have been achieved on a direct investment in the underlying index held over the term of the notes.

For example, if the level of the underlying index increases at a more or less steady rate over the term of the notes, the average ending level will be less than the level of the underlying index at or near maturity, and the average performance of the underlying index as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the level of the underlying index later in the term of the notes. In addition, because of the way the average ending level is calculated, it is possible that you will not receive any positive return on your investment at maturity even if the level of the underlying index at or near maturity is significantly greater than the starting level. One scenario in which this may occur is when the level of the underlying index declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlying index, interest and yield rates in the

January 2025 Page 12

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the average ending level of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Russell 2000® Index Overview” below. You may receive less, and possibly significantly less, than the principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying index at any time other than the calculation days. The average ending level will be based on the arithmetic average of the closing levels of the underlying index on each calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index increases prior to the calculation days but then decreases by the calculation days, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the underlying index prior to such decrease. Although the actual level of the underlying index on the maturity date or at other times during the term of the notes may be higher than the average ending level, the maturity payment amount will be based solely on the closing level of the underlying index on the calculation days.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the principal amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

January 2025 Page 13

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the principal amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the starting level and the average ending level and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the average ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation days approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase the level at or above which the underlying index must close on the calculation days so that investors receive a maturity payment amount that exceeds the principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the calculation days, could adversely affect the level the of underlying index on the calculation days, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the final calculation day is postponed. If a scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the notes will be postponed to the third business day following that final calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlying index to which the notes are linked.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the notes. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the maturity payment amount on the notes will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

￭The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the notes. No assurance can be given as to the level of the underlying index at any time, including on the calculation days, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the underlying index for the period from January 1, 2020 through January 8, 2025. The closing level of the underlying index on January 8, 2025 was 2,238.964. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical levels of the underlying index as an indication of its future performance, and no assurance can be given as to the closing level of the index on the calculation day.

Russell 2000® Index Daily Closing Levels January 1, 2020 to January 8, 2025

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Additional Information About the Notes

Minimum ticketing size

$1,000 / 1 note

Tax considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

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Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Russell 2000® Index due February 2, 2029

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $38.25 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $27.50 per note. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See "Plan of Distribution; Conflicts of Interest" in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the upside participation rate, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Notes” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus.

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